Exhibit 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES ACQUISITION OF A MAJORITY STAKE IN PROSPECTOR OFFSHORE

HOUSTON, November 17, 2014 – Paragon Offshore plc (“Paragon”) (NYSE: PGN) today reported that it has acquired 52,749,014 shares of Prospector Offshore Drilling S.A., a publicly traded offshore drilling company listed on Oslo Axess (“Prospector”) (OSE: PROS). Paragon acquired the shares at a price of 14.50 Norwegian kroner (NOK) per share, or $2.13 per share based on the exchange rate of one United States dollar to 6.80 NOK. Following this transaction, Paragon owns a total of 52,749,014 shares of Prospector, equal to 55.8 percent of the outstanding shares of Prospector. Paragon intends to launch a mandatory tender offer for the remaining outstanding shares of Prospector within four weeks as mandated by applicable Luxembourg and Norwegian law. In addition, Paragon will request the board of directors of Prospector to convene a general meeting of the Prospector shareholders to elect three new Paragon designated directors to the Prospector board.

Prospector owns and operates two high specification Friede and Goldman JU-2000E jackups contracted to Total S.A. for use in the United Kingdom sector of the North Sea. The first unit, Prospector 1, is contracted until September 2016 at a dayrate of $185,000 and the second unit, Prospector 5, is contracted for three years following contract commencement at a dayrate of $218,000. Combined, the contracts have backlog of $384 million. Both contracts contain customer options for an additional term (three years and two years, respectively) at the same dayrates. Prospector has three additional JU-2000E jackups under construction at the Shanghai Waigaoqiao Shipbuilding (SWS) yard in China, the same yard that delivered Prospector 5. These three units, Prospector 6, Prospector 7 and Prospector 8, have published delivery dates of December 2014, September 2015 and March 2016. Prospector has the option to delay the delivery of Prospector 6 by up to 4 months. The three rigs are being constructed on a non-recourse basis with no parent company guarantees. Each of the JU-2000E units are heavy-duty, harsh environment jackups capable of operating in water depths up to 400 feet, with derricks rated for static hook loads of 2,000,000 pounds, and maximum variable deck loads of 14,300,000 pounds.

“The acquisition of the majority of the outstanding shares of Prospector Offshore is a significant step in Paragon’s long-term strategy to upgrade our fleet,” said Randall D. Stilley, President and Chief Executive Office of Paragon. “The inclusion of Prospector’s existing rigs into Paragon’s fleet reduces our average rig age, upgrades our technical capabilities, and adds backlog with a key customer in an important operating region where Paragon already has economies of scale. Furthermore, the rigs under construction provide optionality for future growth. We look forward to launching the tender for the remaining shares of Prospector as quickly as possible.”

Paragon’s advisors on the transaction are Swedbank.

Conference Call

Paragon also scheduled a teleconference and webcast related to its acquisition of shares in Prospector on Monday, November 17, 2014, at 10:30 a.m. U.S. Central Standard Time. The teleconference can be accessed from the U.S. and Canada by dialling 1-855-307-2986, or internationally by dialling 1-508-938-6940, and using access code: 34857448. Interested parties may also listen to the webcast through a link posted on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.

A telephonic replay of the conference call will be available on Monday, November 17, 2014, beginning at approximately 3:00 p.m. U.S. Central Standard Time, through Tuesday, December 2, 2014, ending at approximately 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 34857448. A replay of the conference call will also be available on Paragon’s website at www.paragonoffshore.com, under “Events & Presentations” in the “Investor Relations” section of the website.

About Paragon Offshore

Paragon is a global provider of standard specification offshore drilling rigs. Paragon’s drilling fleet consists of standard specification rigs and includes 34 jackups and eight floaters (five drillships and three semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

Forward-Looking Disclosure Statement

This release contains forward-looking statements. Statements regarding statements related to the anticipated mandatory tender offer, the time frame in which it is expected to occur, the expected benefits of the proposed acquisition, the future financial performance of the assets after the proposed acquisition, and the contract backlog, revenue, condition or performance, contract commitments, dayrates, contract commencements, contract extensions or renewals of Prospector’s fleet, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s registration statement on Form 10 as filed with the SEC on July 14, 2014, in Paragon’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors & Media:	Lee M. Ahlstrom
Senior Vice President – Investor Relations, Strategy and Planning
+1.832.783.4040

-or-

Henrik Kulseng-Hanssen
Corporate Finance – Swedbank (advisor)
+47 9201 6850

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